MediSwipe Inc. Announces Technology and Healthcare Veteran to Board of Directors

LOS ANGELES, March 8, 2013 (GLOBE NEWSWIRE) -- MediSwipe Inc. (www.MediSwipe.com) (OTCBB:MWIP), a patient security solutions and financial products company for the medicinal marijuana and health care industry, today announced the hiring of Amish Parikh as Chief Operations Officer and also appointed Mr. Parikh to serve as a member of the Company's Board of Directors. The Company believes Mr. Parikh will greatly assist MediSwipe as it moves forward with its strategic goals in 2013.

Mr. Parikh brings several years of experience in both technology and healthcare to MediSwipe and presently holds the position of senior management heading a team of twenty-five technicians with Matrix Proven POS based in Michigan. Mr. Parikh is highly knowledgeable in PCI Compliance and Fraud/Theft Detection and is a Certified Security Implementer for PCI Compliance for the merchant processing industry. Formerly, Amish served as Senior operations Engineer with Google and introduced ScanRobot to the Digitization Project to replace Human requirements for Book scanning. Mr. Parikh additionally serves as managing Director of Michigan Compassion, a federally approved nonprofit 501(c)3 specializing in the delivery of Medical Education about health and legalities. He is involved in strategic business planning, strategic finance, non-profit strategy, development and fundraising via Grants, Wealth Management Firms, and Donors. As a licensed caregiver in the state of Michigan, he has developed market strategy and research studies to provide education to patients as well as healthcare professionals.

"We are extremely pleased to welcome Amish to MediSwipe's Board of Directors," said B. Michael Friedman, CEO and Founder of MediSwipe. "Amish brings a wealth of experience from leading companies including Google, and his knowledge of PCI compliance, merchant processing and as a licensed caregiver in our state, will help us further our business model not only in Michigan, but throughout surrounding legal jurisdictions. Having a licensed caregiver within the state of our corporate headquarters, will now allow us to expand the operations of our first Patient Certification Center scheduled to open this month. Further, we have targeted at least two additional centers for acquisition presently under negotiation that service several thousand patients and process at least 300 new prescriptions each month which we believe will meaningfully increase our revenue streams by being established businesses. While we have a long-term outlook for the company, Amish's expertise will help to guide us toward our execution of our strategic business model within the medicinal health sector," further stated Friedman.

About MediSwipe Inc.

MediSwipe Inc. (www.MediSwipe.com) provides innovative patient solutions for electronically processing transactions within the healthcare industry. MediSwipe provides terminal-based service packages and an integrated Web Portal add-ons for physicians, clinics, hospitals and medical dispensaries that include: digital patient records, Electronic Referrals, Credit/Debit Card merchant services, Check Guarantee and Accounts Receivable Financing.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of MediSwipe Inc. to be materially different from the statements made herein.

CONTACT:

MediSwipe Inc.

248.262.6850

www.MediSwipe.com

info@mediswipe.com